Exhibit 99.28(d)(x)

LETTER AGREEMENT

Driehaus Mutual Funds

25 East Erie Street

Chicago, Illinois 60611

This Agreement is made as of March 8, 2017 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), and DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and Driehaus Capital Management, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended from time to time (the “Advisory Agreement”), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus Emerging Markets Growth Fund, Driehaus International Small Cap Growth Fund, Driehaus Active Income Fund, Driehaus Select Credit Fund, Driehaus Emerging Markets Small Cap Growth Fund, Driehaus Event Driven Fund, Driehaus Micro Cap Growth Fund and Driehaus Frontier Emerging Markets Fund (the “Current Portfolios”), and the Adviser has agreed to render such services to the Current Portfolios, together with any other Trust portfolios that may be established later (collectively, the “Portfolios” and individually a “Portfolio”);

WHEREAS, pursuant to Paragraph 2 of the Advisory Agreement, the Trust hereby notifies the Adviser of its desire to retain the Adviser to render investment advisory and management services to an additional portfolio known as the Driehaus Multi-Asset Growth Economies Fund (the “New Portfolio”); and

WHEREAS, by signing this Agreement below, the Adviser agrees to render such services whereupon the New Portfolio shall become a Portfolio under the Advisory Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.	The Trust hereby appoints the Adviser as investment adviser and manager for the New Portfolio under the Advisory Agreement and the Adviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Advisory Agreement on the terms set forth therein, except as otherwise provided in this Agreement.

2.	This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided in Paragraph 9 of the Advisory Agreement, shall continue until September 30, 2018. Thereafter, this Agreement will be extended with respect to the New Portfolio for successive one-year periods ending on September 30 of each year, subject to the provisions of Paragraph 9 of the Advisory Agreement.

3.	For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee, computed daily and payable monthly, at an annual rate of: 1.00%

of average daily net assets of the New Portfolio. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of such fee on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

4.	All the other terms and conditions of the Advisory Agreement shall remain in full effect.

5.	This Agreement is hereby incorporated by reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS

By:	/s/ Michelle L. Cahoon
Michelle L. Cahoon
Vice President & Treasurer

ATTEST:	/s/ Michael P. Kailus
Michael P. Kailus
Assistant Secretary

DRIEHAUS CAPITAL MANAGEMENT LLC

By:	/s/ Michelle L. Cahoon
Michelle L. Cahoon
Managing Director, Treasurer and Chief Financial Officer

ATTEST:	/s/ Michael P. Kailus
Michael P. Kailus
Assistant Secretary

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